EXHIBIT 99.2

Care Concepts I Signs Letter of Intent to Acquire Leading Arizona-Based Candy and Tobacco Company with 50-Year Track Record

Monday September 27, 8:45 am ET

POMPANO BEACH, Fla.--(BUSINESS WIRE)--Sept. 27, 2004--Care Concepts I, Inc. (AMEX:IBD - News; the "Company") announced today that it has entered into a non-binding letter of intent with Aries Capital Partners, LLC to acquire 100% of the membership interests of its direct and indirect wholly-owned subsidiaries, Best Acquisition and Holdings LLC and Best Candy and Tobacco, Inc. (together "Best"). Best is a privately-held company founded in 1952 and is the largest wholesale distributor of candies, tobacco and specialty soft drinks and water in the state of Arizona.

Best reported revenues of $52.9 million for the calendar years ended December 31, 2003 and 2002, respectively. The Company expects proforma revenues of approximately $57 million for the calendar year ended December 31, 2004. Best has been profitable for the last twenty consecutive years.

Best is licensed and bonded by the State of Arizona for tobacco products distribution and maintains mandatory tobacco stamp tax licenses. The Company also maintains approximately twelve additional licenses with local Indian tribes. According to the Bureau of Indian Affairs data, Indian casino operations nationally have grown over 100% since 1998, a compound annual growth rate of over 16%. Best intends to expand its licensed operations with Indian casinos to capitalize on the growth in the Indian gaming operations nationally.

"Best has spent over 50 years developing its reputation for integrity and service," said Greg Harrington, managing member of Aries Capital. "Now as part of an American Stock Exchange-listed company, Best has the necessary support to grow revenues beyond Arizona and to increase its margins on existing revenue through additional high-margin products for our customers."

Best recently entered into new credit facilities with BankOne, a division of JP Morgan Chase (NYSE:JPT - News).

Best purchases and re-distributes tobacco products from leading U.S. manufacturers, including Altria Group Inc., the parent of tobacco company Philip Morris (NYSE:MO - News), RJ Reynolds Tobacco (NYSE:RJR - News) and Leggett and Platt (NYSE:LEG - News) and is the largest customer in Arizona.

Best services in excess of 2,200 customer retail locations in Arizona. Best intends to add to its products lines, and is considering magazine distribution for select companies.

Pursuant to the terms of the non-binding letter of intent, the purchase price is $12,000,000. Consideration is two million common shares for 100% of the membership interests of Aries, parent of Best. The parties expect to close the transaction within two weeks. Care has evaluated this acquisition consistent with its revised corporate governances policies and procedures.

About Care Concepts I, Inc.

Care Concepts I, Inc., (AMEX:IBD - News) is a media and marketing holding company with assets including: Forster Sports, Inc., a sports-oriented, multi-media company that produces sports radio talk shows; and iBidUSA.com, a popular website which showcases products and services in an auction format starting with an opening bid of about 30% percent of the retail value. Care Concepts has agreed to acquire Internet Billing Company (iBill), which sells access to online services and other downloadable products (music, games, videos, personals, etc.) to consumers through proprietary web-based payment applications. Since 1996, iBill has established a trusted brand with consumers and online businesses with 27 million customers in 38 countries. Care Concepts I, Inc., actively and regularly pursues additional acquisition opportunities to enhance its portfolio holdings and iBill.

Statements about the Company's future expectations, including future revenues and earnings and all other statements in this press release, other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as the term is defined in the Private Litigation Reform Act of 1995. The Company's actual results could differ materially from expected results. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances. Should events occur which materially affect any comment made with this press release; the Company will appropriately inform the public.

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Contact:

     For Care Concepts I, Inc., Pompano Beach

     Wolfe Axelrod Weinberger Assoc. LLC

     Stephen D. Axelrod/Andria Arena, 212/370-4500

     steve@wolfeaxelrod.com

     or

     Investor Relations Contact:

     Investor Relations Services, Inc., New Smyrna Beach, Fla.

     David Kugelman, 386/409-0200

     invrel@invrel.net

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Source: Care Concepts I, Inc.